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                                                                    EXHIBIT 99.1


                                   May 4, 2001


DNMC Public Holdings, LLC
c/o Walton Street Capital
900 North Michigan Avenue
19th Floor
Chicago, IL 60610

Attention: Ira J. Schulman

Dear Mr. Schulman:

         On behalf of American Retirement Corporation's Board of Directors, I am responding to each of the points in your April 24, 2001 letter.

         We firmly believe that retaining and incentivizing members of management and employees throughout our organization are critical to the near and long-term success of the Company. As such, the Compensation Committee of the Board, based upon the advice of a nationally recognized compensation consultant and with the approval of the full Board, authorized the issuance of options to 97 employees at all levels within the organization. All of these employees had voluntarily surrendered the vast majority of their existing options mid-last year, and the new options represent significantly fewer options than were actually surrendered. As you are aware, although you failed to mention it in your April 24 letter, the Company clearly stated its intentions with respect to the grant of these new options in our Form 10-Q filed on August 14, 2000 (page
21) and, again, in our Form 10-Q filed on November 14, 2000 (page 23).

         As stated in your letter, the Company paid affiliates of Dr. Morris, one of our directors, approximately $6.2 million in 2000 in connection with the purchase of their interests in certain assisted living communities. However, Dr. Morris and his affiliates re-invested all of those funds in other assisted living communities that the Company manages on their behalf. As a result, Dr. Morris and his affiliates increased their investments above originally specified levels, and have not, on a net basis, recovered any of those investments or received any return thereon. Furthermore, the $1.2 million account receivable from Dr. Morris' affiliates to which you refer represents the type of receivable that is common with all of our managed assisted living communities based upon existing contractual arrangements. Most importantly, the referenced receivable was timely satisfied during early 2001.

         As you are aware, the Board of Directors has authorized the repurchase of $30 million of the Company's outstanding convertible debentures. We are continually evaluating the opportunity to repurchase our debentures. Any such purchases will depend on a variety of factors, including the price of the debentures, prevailing market conditions, the availability of capital, alternative uses of capital and other matters.


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         We are once again disappointed with the manner in which you have chosen to communicate with us, and, ultimately, believe that your actions are detrimental to the best interests of the Company and its shareholders. The Company's management and its Board of Directors have been focused on, and will continue to be focused on, the goals of enhancing long-term value for all of our shareholders and providing high quality services to our residents.


                                    Very truly yours,



                                    /s/ W.E. Sheriff
                                    --------------------------------------------
                                    W.E. Sheriff

cc: Board of Directors